Exhibit 10.2

DIRECTV
CHIEF EXECUTIVE OFFICER SEVERANCE PLAN

DIRECTV, a Delaware corporation (“DIRECTV” or the “Company”), has adopted the DIRECTV Chief Executive Officer Severance Plan (the “Plan”) for the benefit of Michael D. White (“Executive” or “Participant”) on the terms and conditions hereinafter stated.
The Plan shall be effective on the Effective Date, which shall be January 1, 2013. This Plan represents exclusive severance benefits provided to Participant and supersedes any Other Severance Agreements.
To the extent applicable, it is intended that portions of this Plan either comply with or be exempt from the provisions of Code Section 409A. This Plan shall be administered in a manner consistent with this intent and any provision that would cause this Plan to fail to comply with or be exempt from Code Section 409A shall have no force and effect.

I.	DEFINITIONS. Capitalized terms are defined as set forth in the DIRECTV Executive Severance Plan, unless otherwise provided herein.

A.
“Cause” shall mean: (1) Participant’s conviction of, or pleading guilty or nolo contendere to, a felony; (2) Participant’s engagement in conduct that constitutes continued willful neglect or willful misconduct in carrying out Participant’s duties, resulting, in either case, in economic harm to or damage to the reputation of the Company; or (3) Participant’s breach of any material Company policy or regulation, which breach is not substantially cured within fifteen days after written notice to Participant specifying such breach. Notwithstanding the above, the cessation of employment of Participant shall not be deemed to be for Cause unless and until there shall have been delivered to Participant a copy of a resolution duly adopted by the affirmative vote of seventy-five percent (75%) of the entire membership of the Board (excluding, however, Participant, if he is a member of the Board at such time) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Participant and Participant is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Cause exists and specifying the particulars thereof in reasonable detail.

B.	“Effective Termination” shall mean the occurrence of any of the following without Participant’s consent:
(1) a material reduction in either Participant’s aggregate annual cash compensation opportunity (Base Salary plus bonus opportunity) or his aggregate total direct compensation opportunity (Base Salary, bonus opportunity, plus equity compensation opportunity, determined as provided below); however, a material reduction, as set forth above, will not have occurred if such reduction is made

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with respect to all named executive officers as shown in the Company’s most recent proxy statement who are continuing as executive officers at the time;
(2) the Company’s (i) termination of the Plan in whole or in part; or (ii) amendment of the Plan resulting in a material adverse change in the rights or benefits of Participant; provided, further, that an Effective Termination resulting under this subsection (2) shall not be effective unless and until the effective date of such adverse termination or amendment, and provided, however, that (x) neither occurrence under (i) nor (ii) shall be an “Effective Termination” if (I) Participant receives at least twelve (12) months’ advance notice of the date of such termination or amendment, and (II) each of the Executive Severance Plan and any other successor or replacement plan providing benefits similar to this Plan and covering any named executive officer of the Company is terminated or amended in the same manner; and (y) in no event shall any such notice under (x) be effective upon any such amendment, partial termination or complete termination of the Plan made in violation of the second sentence of Article VI (relating to a Change in Control);
(3) the material reduction of Participant’s responsibilities, titles, powers or duties, or the assignment of duties inconsistent with Participant’s positions of Chairman and Chief Executive Officer; or
(4) a transfer of Participant’s principal place of employment by more than 50 miles, provided such transfer lengthens Participant’s commute by at least 10 miles one-way.
Provided, however, that any of the events described in clauses (1) - (4) above shall constitute an Effective Termination, subject to the terms above, only if the Company fails to cure such event within 30 days after receipt from Participant of written notice of the event which constitutes an Effective Termination; and provided further, that Participant shall cease to have a right to terminate due to Effective Termination on the 60th day following the later of the occurrence of the event (or the effective date in the case of subsection (2) above) or Participant’s knowledge thereof, unless Participant has given the Company notice thereof prior to such date.
For purposes of determining the Participant’s aggregate total direct compensation opportunity under subsection (1) above, for each of the calendar years 2013, 2014 and 2015, one-third of the aggregate value of the 2012 Option Award, as reported in the Company’s proxy statement for the 2013 annual stockholders’ meeting, shall be added to the value of the equity compensation awarded Participant by the Compensation Committee for each such calendar year and none of such aggregate value shall be included in Participant’s aggregate equity compensation opportunity for the 2012 fiscal year.

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C.
“Restriction Period” shall mean the period: (1) commencing on the occurrence of a Change in Control and ending on the second anniversary of such Change in Control; or (2) commencing prior to the occurrence of a Change in Control when such amendment or termination is adopted, if adopted in connection with such Change in Control or at the request or suggestion of a third-party; provided in either event that the Company and such third-party (or affiliate thereof) enter into an agreement that would at such time reasonably be expected to result in a Change of Control, and ending on the earlier of either the second anniversary of the date that such Change in Control occurs or the date that such agreement is terminated by the parties.

D.	“Retirement” shall mean Participant’s termination of employment after age 55, with at least 5 years of Continuous Service, as such term is defined in the DIRECTV Pension Plan.

E.	“2012 Option Award” shall mean the stock option granted to Participant in November, 2012.

II.	PAYMENTS UPON TERMINATION/SEVERANCE

A.
Termination Due to Death. If Participant’s employment is terminated due to his death, in addition to payments required by law, Participant’s successors in interest shall be entitled to the payment of: (1) Participant’s Target Bonus for the year in which his termination occurred, pro-rated for the months of service (including both partial and whole months) up to and including the month of termination; (2) Participant’s equity compensation pursuant to any applicable outstanding DIRECTV equity award issued to Participant; and (3) any additional benefits in accordance with the terms and conditions of the applicable plans and programs of the Company.

B.
Termination Due to Disability. If Participant’s employment is terminated due to his Disability, in addition to payments required by law, Participant shall be entitled to the payment of: (1) Participant’s Target Bonus for the year in which his termination occurred, pro-rated for the months of service (including both partial and whole months) up to and including the month of termination; (2) Participant’s equity compensation pursuant to any applicable outstanding DIRECTV equity award issued to Participant; (3) any additional benefits in accordance with the terms and conditions of the applicable plans and programs of the Company; and (4) monthly reimbursement of an amount equal to Participant’s incurred COBRA medical premium for him and his eligible dependents who are currently covered under the medical plan for a period ending on the earlier of: (a) twelve (12) months after Participant’s termination; and (b) the date Participant and his eligible dependents become ineligible for COBRA. For purposes of clarification, reimbursement for dental and vision coverage is not included in the Plan.

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C.
Termination Without Cause and Effective Termination. If the Company terminates Participant’s employment without Cause or Participant terminates his employment due to an Effective Termination, in either case whether or not related to a Change in Control, then, in addition to payments required by law, Participant shall be entitled to the following payments and benefits from the Company: (1) Participant’s bonus for the year in which Participant’s termination occurred, pro-rated for the months of service (including both partial and whole months) up to and including the month of termination and based on actual performance for the year, payable concurrently with bonus payments to other employees under the Executive Officer Cash Bonus Plan, which is subject to Company performance and the other terms and conditions of the applicable bonus awards; (2) a severance payment in an amount equal to one hundred percent (100%) of the sum of Participant’s then current Base Salary and Target Bonus; (3) Participant’s equity compensation pursuant to any applicable outstanding DIRECTV equity award issued to Participant, in accordance with the terms of such awards; and (4) a monthly reimbursement payment in an amount equal to Participant’s incurred COBRA medical premium for him and his eligible dependents who are currently covered under the medical plan for a period ending on the earlier of: (a) twelve (12) months after Participant’s termination; (b) the date he and/or his dependents become ineligible for COBRA; and (c) the date Participant is eligible for medical coverage through another employer. Participant shall also be entitled to receive such other compensation or benefits (other than any cash severance payments, bonus or equity awards, as described above) as are provided in accordance with the terms and conditions of any applicable plans and programs of the Company. In addition, if Participant’s employment terminates under this Paragraph C and such termination is effective during the Restriction Period, Participant’s outstanding equity awards shall become fully vested and distributable in accordance with the terms of the applicable equity award.

D.
Voluntary Termination. If Participant voluntarily terminates employment, excluding termination due to Retirement or Effective Termination, Participant shall be entitled to the payment of any earned but unpaid compensation and benefits in accordance with applicable law and the terms and conditions of the applicable plans and programs of the Company, including Participant’s equity compensation pursuant to any applicable outstanding DIRECTV equity award issued to Participant.

E.
Termination for Cause. If Participant’s employment is terminated for Cause, Participant shall be entitled only to the payment of any earned but unpaid compensation and benefits to the extent required by applicable law or specifically provided under the terms and conditions of the applicable plans and programs of the Company.

F.	Retirement. If Participant’s employment is terminated due to his Retirement, in addition to payments required by law, Participant shall be entitled to the

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following: (1) Participant’s bonus for the year in which Participant’s termination occurred, pro-rated for the months of service (including both partial and whole months) up to and including the month of termination and based on actual performance for the year, payable concurrently with bonus payments to other employees under the Executive Officer Cash Bonus Plan, which is subject to Company performance and the other terms and conditions of the applicable bonus awards; provided however that Participant’s termination was during the last six months of the calendar year; (2) Participant’s equity compensation pursuant to any applicable outstanding DIRECTV equity awards issued to Participant; (3) any additional benefits in accordance with the terms and conditions of the applicable plans and programs of the Company.

III.	POST-TERMINATION FORBEARANCE
In addition to any severance benefits provided to Participant under this Plan, the Company shall pay Participant an amount equal to one hundred percent (100%) of the sum of his Base Salary and Target Bonus, measured as of the date of such termination of employment, if: (A) Participant’s employment with the Company terminates pursuant to Article II, Paragraph (C), (D) or (F), above; and (B) for a period of two years after such termination, Participant does not, directly or indirectly, (1) induce or attempt to induce any employee, whether a director, manager, supervisor or non-managerial employee, of the Company to render services to any other person, firm or corporation, or (2) engage in any business which competes with the Company and does not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by, or connected in any manner with any corporation, firm or business that is so engaged. For purposes of clarification, the foregoing does not prohibit Participant from owning less than five percent (5%) of the outstanding common stock of any company whose shares are publicly traded. Notwithstanding the above, the Compensation Committee may cancel Participant’s eligibility for any forbearance payment under this Article III by providing Participant notice within twenty (20) business days of Participant’s termination date. In addition to the above, if Participant is subject to this Article III and the Compensation Committee determines that he has violated (B) above, all of Participant’s undistributed restricted stock units and unvested stock options shall terminate at the date on which such violation occurred, as determined by the Compensation Committee.

IV.	ADDITIONAL TERMS

A.
Timing of Payment. Unless otherwise provided above, if Participant is due a cash payment under Article II, it will be paid in one lump sum as soon as practicable after the Participant’s termination and, in no event, later than sixty (60) days after the date the Participant’s employment with the Company terminated, provided that by such date the Participant has executed and returned to the Company a general release of claims in the form established by the Company (but which shall not require a release of claims for indemnification or coverage under directors and officers liability insurance or of benefits described in this Plan) and any applicable revocation period for such release has expired. If Participant is due a post-

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termination forbearance payment under Article III above he (or his successors in interest in the event of his death following termination of employment) will receive one lump sum to be paid within the sixty (60) day period immediately following the second anniversary of the Participant’s termination of employment with the Company, provided that by such date the Participant has executed and returned to the Company a general release of claims in the form established by the Company and any applicable revocation period for such release has expired. Notwithstanding the foregoing, for the avoidance of doubt, where the applicable sixty (60) day period for release consideration and revocation could result in a payment under this Plan to be made in either of two calendar years, such payment shall be made in the second calendar year.

B.
Taxes. Severance and other payments under the Plan will be subject to all required taxes and may be impacted by any legally required withholdings. Payments under the Plan are not deemed “compensation” for purposes of DIRECTV retirement plans, savings plans, and incentive plans. Accordingly, no deductions will be taken for any of the DIRECTV retirement and savings plans.

C.
Specified Employees. Notwithstanding anything herein to the contrary, (1) if, at the time of a Participant’s termination of employment with the Company, he is a "specified employee" as defined in Code Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Code Section 409A, then the Company will defer commencement of the payment of any such payments or benefits hereunder (without any reduction or increase in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following such Participant’s termination of employment with the Company (or the earliest date that is permitted under Code Section 409A); and (2) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by or at the direction of the Compensation Committee, that does not cause such an accelerated or additional tax or result in additional cost to the Company. The Company shall consult with its legal counsel and tax advisors in good faith regarding the implementation of this Article IV, Paragraph C, which shall be done only in a manner that is reasonably acceptable to the Participant; provided, however, that neither the Company, nor any of its employees or representatives, shall have any liability to the Participant with respect thereto.

V.	LEGAL FEES TO ENFORCE RIGHTS AFTER CHANGE IN CONTROL

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DIRECTV is aware that upon the occurrence of a Change in Control, the Board of Directors or a shareholder of DIRECTV or of any successor corporation might then cause or attempt to cause DIRECTV or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause DIRECTV to institute, or may institute arbitration seeking to deny Participant the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, DIRECTV or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder, or, if DIRECTV or any other person takes any action to declare the Plan void or unenforceable or institutes any arbitration or other legal action designed to deny, diminish or to recover from Participant the benefits intended to be provided, then DIRECTV irrevocably authorizes such Participant to retain counsel of his choice at the expense of DIRECTV or its successor in interest to represent such Participant in connection with the initiation or defense of any arbitration or other legal action, whether by or against DIRECTV or its successor in interest, in any jurisdiction. Such fees, if any, will be advanced by DIRECTV to such Participant subject to reimbursement if Participant does not prevail in such action.

VI.	TERMINATION OR AMENDMENT OF THE PLAN
Although the Plan is designed to provide severance and other benefits to Participant as provided herein, the Board of Directors or the Compensation Committee may amend or terminate the Plan in whole or in part at any time subject to Paragraph B of Article I. However, no adverse amendment or termination of the Plan with respect to Participant shall be effective during the Restriction Period without his express written consent.

VII.	GOVERNING BENEFITS
Except as specifically referenced herein, the benefits under this Plan replace and supersede any severance benefits or non-competition/forbearance agreements previously established for the Participant, whether set forth in an employment agreement, severance arrangement or otherwise, including, without limitation, any Other Severance Arrangements.

VIII.	ARBITRATION

A.
Any claims the Company may have against a Participant arising under this Plan, as well as any claim Participant may have regarding the interpretation of the Plan, or any dispute regarding the interpretation of the Plan must be submitted to final and binding arbitration in Los Angeles, California or, if Participant so elects in the demand for arbitration, in the metropolitan area in which Participant’s principal place of employment with the Company was located, pursuant to the authority of the Federal Arbitration Act. To the extent they are not inconsistent with the provisions herein, the arbitration will be conducted under the rules of the tribunal mutually agreed upon by the parties (“Tribunal”), such as DRS or the Judicial Arbitration & Mediation Services (“JAMS”). In the event the parties select an arbitrator unaffiliated with a Tribunal, the provisions of the Company’s Arbitration Procedure shall apply. Judgment upon any award rendered by an arbitrator may be entered in any court having jurisdiction.

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B.
Subject to Paragraph A above, any demand for arbitration (which must be bilateral only) may be filed with the Compensation Committee within the time period covered by the applicable statute of limitations. The Compensation Committee and the Participant will jointly select an arbitrator in a timely manner.

C.
There shall be one arbitrator who will be appointed by mutual agreement of the parties, or failing such agreement, in the following manner. The agreed upon Tribunal shall furnish the parties with a list of potential arbitrators. In no event may the parties review more than three lists. Once a particular list has been accepted by both the parties, the parties shall alternatively eliminate the names of the arbitrators until only one name remains. That remaining person shall be appointed the arbitrator. The parties shall draw lots to decide which party shall eliminate the first name of the list.

D.
The arbitrator shall commence a hearing on the matter within 45 days of his or her appointment (unless the parties agree to extend such period of time) and shall continue the proceedings without substantial interruption until all evidence and arguments are presented.

E.
Each party shall have the right to take the deposition of one individual and any expert witness designated by the other party. Each party also shall have the right to make requests for production of documents to any party and to subpoena documents from third parties. The arbitrator shall determine whether any additional requests for discovery should be granted in order for the requesting party to adequately arbitrate the matter, taking into account the parties’ mutual desire to have a fast, cost-effective dispute resolution mechanism.

F.	The arbitrator shall not extend, modify or suspend any of the terms of this Plan.

G.
The arbitrator’s award shall be rendered as expeditiously as possible and in no event later than 30 days after the close of the hearing and shall set forth the reasoning for the decision. In the event the arbitrator finds that Participant is entitled to benefits claimed under the Plan, the arbitrator shall order the Company to pay such benefits, in the amounts and at such time as the arbitrator determines. The award of the arbitrator shall be final and binding on the parties. The Company shall thereupon pay Participant immediately the amount, if any, that the arbitrator orders to be paid in the manner described in the award.

H.	The parties will equally share the arbitrator’s fees and costs, unless the Company is required by law to cover such costs.

I.	The arbitrator may, as required by law or in his or her discretion, award reasonable attorneys’ fees and/or costs to the prevailing party.

J.	Either party may bring an action in any court of competent jurisdiction to compel arbitration or to enforce and/or vacate an arbitration award.

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IX.	GENERAL INFORMATION

A.
No Right to Awards or Continued Employment. Nothing contained in this Plan shall confer upon Participant any right to continue in the employ of the Company, constitute any contract or agreement of employment, nor interfere in any way with the right of the Company to change Participant's compensation or other benefits, or to terminate his employment, with or without cause, subject to the terms of this Plan.

B.
Plan Not Funded. Amounts payable under this Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such amounts. Neither Participant nor any beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of participation hereunder. Neither the provisions of this Plan, nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or other person. To the extent that Participant, a beneficiary or other person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company's creditors or otherwise, to discharge its obligations under the Plan.

C.
Non-Transferability of Benefits and Interests. Except as expressly provided by the Compensation Committee in accordance with the provisions of Code Section 162(m), all amounts payable under this Plan are non-transferable, and no amount payable under this Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. This Section shall not apply to an assignment of a contingency or payment due: (1) after the death of Participant to his legal representative or beneficiary; or (2) after the disability of Participant to his personal representative.

D.
Discretion of Company, Board of Directors and Compensation Committee. Any decision made or action taken by, or inaction of, the Company, the Board of Directors or the Compensation Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of this Plan that is within its authority hereunder or applicable law shall be made in good faith, within the absolute discretion of such entity, and shall be conclusive and binding upon all persons. In the case of any conflict, the decision made or action taken by, or inaction of, the Compensation Committee will control.

E.
Indemnification. Neither the Board of Directors nor the Compensation Committee, any employee of the Company, nor any person acting at the direction thereof (each such person an "Affected Person"), shall have any liability to any person (including without limitation, Participant), for any act, omission,

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interpretation, construction or determination made in connection with this Plan (or any payment made under this Plan). Each Affected Person shall be indemnified and held harmless by DIRECTV against and from any loss, cost, liability or expense (including attorneys' fees) that may be imposed upon or incurred by such Affected Person in connection with or resulting from any action, suit or proceeding to which such Affected Person may be a party or in which such Affected Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Affected Person, with the Company’s approval, in settlement thereof, or paid by such Affected Person in satisfaction of any judgment in any such action, suit or proceeding against such Affected Person; provided that, the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company's choice. The foregoing right of indemnification shall not be available to an Affected Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Affected Person giving rise to the indemnification claim resulted from such Affected Person's bad faith, fraud or willful wrongful act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Affected Persons may be entitled under the Company's Certificate of Incorporation or by-laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such person or hold them harmless.

F.
No Excise Tax Gross-Up; Possible Reduction of Payments. Any provision of this Plan or any other compensation plan, program or agreement to which Participant is a party or under which Participant is covered to the contrary notwithstanding, Participant will not be entitled to any gross-up or other payment for golden parachute excise taxes Participant may owe pursuant to Code Section 4999. In the event that any severance or other benefits otherwise payable to Participant (i) constitute “parachute payments” within the meaning of Code Section 280G, and (ii) but for this Paragraph F would be subject to the excise tax imposed by Code Section 4999, then such benefits hereunder and under such other plans, programs and agreements shall be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Code Section 4999 (and any equivalent state or local excise taxes), results in the receipt by Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Code Section 4999. Unless the Company and Participant otherwise agree in writing, any determination required under this Paragraph F will be made in writing by independent public accountants as the Company and Participant agree (the “Accountants”), whose determination will be

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conclusive and binding upon Participant and the Company for all purposes. For purposes of making the calculations required by this Paragraph F, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Participant agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any reduction in payments and/or benefits required by this provision shall occur in the following order: (1) reduction of cash payments, beginning with payments scheduled to occur soonest; (2) reduction of vesting acceleration of equity awards (in reverse order of the date of the grant); and (3) reduction of other benefits paid or provided to Participant.

G.
Section 409A. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Code Section 409A and the regulations issued thereunder, the provisions of the Plan will be administered, interpreted and construed in a manner necessary to comply with Code Section 409A or an exception thereto. Notwithstanding any provision of the Plan to the contrary, in no event shall the Company (or its employees, officers or directors) have any liability to Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Code Section 409A or any other applicable law.

H.	Law to Govern. All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of the State of Delaware.

I.
Notice. Any notice or other communication required or which may be given pursuant to this Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or two days after it has been mailed by United States express or registered mail, return receipt requested, postage prepaid, addressed to the Company at DIRECTV, 2230 E. Imperial Highway, El Segundo, CA 90245, Attention:  Corporate Secretary, Telecopy: (310) 964-0838 or to Participant at his most recent address on file with the Company.

J.
Construction. It is the intent of the Company that this Plan, and payments made hereunder, will qualify as performance-based compensation or will otherwise be exempt from deductibility limitations under Code Section 162(m). Any provision, application or interpretation of this Plan inconsistent with this intent to satisfy the standards in Code Section 162(m) shall be disregarded.

K.	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be

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deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

L.
Non-Exclusivity of Plan. Subject to compliance with Code Section 162(m), nothing in this Plan shall limit or be deemed to limit the authority of the Board of Directors or the Compensation Committee to grant awards or payments or authorize any other compensation under any other plan or authority that it hereafter adopts.

M.
Limitation on Actions. Any and all rights of Participant against the Company arising out of or in connection with this Plan or any payments hereunder shall terminate, and any action against the Company shall be barred, after the expiration of one year from the date of the act or omission in respect of which such right of action arose.

N.	Successors. The provisions of this Plan shall inure to the benefit of and be binding upon the Company, its successors and assigns.

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AGREEMENT TO DIRECTV
CHIEF EXECUTIVE OFFICER SEVERANCE PLAN

DIRECTV, a Delaware corporation (“DIRECTV”), has adopted the DIRECTV Chief Executive Officer Severance Plan (the “Plan”) to provide certain benefits for me. In connection with DIRECTV’s adoption of the Plan, I hereby agree to the terms and conditions of the Plan. I understand that pursuant to my agreement to be covered under the Plan, as indicated by my signature below, the terms of the Plan will exclusively govern all subject matter addressed by the Plan and I understand that the Plan supersedes and replaces, as applicable, any and all agreements (including any prior employment agreement), plans, policies, guidelines or other arrangements, including Other Severance Arrangements (as defined in the Executive Severance Plan), with respect to the subject matter covered under the Plan, from and after the Effective Date.

Dated: ____________________

PARTICIPANT

_____________________________
Michael D. White